                                                                      EXHIBIT 12

                        ITT CORPORATION AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                                  IN MILLIONS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                           --------------------------------------------
                                                                           1995      1994      1993      1992      1991
                                                                           ----      ----      ----      ----      ----
Earnings:
Income from continuing operations.......................................   $147      $ 74      $ 39      $  2      $ 43
Add:
  Adjustment for distributions in excess of (less than) equity earnings
    and losses(a).......................................................      8        16        13        21        --
  Income taxes..........................................................    114        58        63         4        28
  Minority equity in net income.........................................     21        12        17        15        14
  Amortization of interest capitalized..................................      3         3         3         4        17
                                                                           ----      ----      ----      ----      ----
                                                                            293       163       135        46       102
                                                                           ----      ----      ----      ----      ----
Fixed Charges:
  Interest and other financial charges..................................    345       132        30        41       171
  Interest factor attributable to rentals(b)............................     26        25        29        29        27
                                                                           ----      ----      ----      ----      ----
                                                                            371       157        59        70       198
                                                                           ----      ----      ----      ----      ----
Earnings, as adjusted, from continuing operations.......................   $664      $320      $194      $116      $300
                                                                           =====     =====     =====     =====     =====
Fixed Charges:
  Fixed charges above...................................................   $371      $157      $ 59      $ 70      $198
  Interest capitalized..................................................      7         5         1         8        15
                                                                           ----      ----      ----      ----      ----
  Total fixed charges...................................................   $378      $162      $ 60      $ 78      $213
                                                                           =====     =====     =====     =====     =====
Ratios:
  Earnings, as adjusted, from continuing operations to total fixed
    charges.............................................................   1.76      1.98      3.23      1.49      1.41
                                                                           =====     =====     =====     =====     =====

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Notes:

(a) The adjustment for distributions in excess of (less than) equity earnings and losses represents the adjustment to income for distributions in excess of (less than) earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.